SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2009

LASALLE HOTEL PROPERTIES

(Exact name of registrant specified in its charter)

Maryland	1-14045	36-4219376
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Since revising the Company’s executive compensation program in December 2006, LaSalle Hotel Properties (NYSE:LHO) has emphasized long-term equity-based incentives designed to further align the executive officers’ interests with those of the Company’s shareholders. Since that time, the Board of Trustees has customarily made long-term equity incentive awards to the Company’s executive officers during the fourth quarter of each year. Because the term of the Company’s previous equity incentive plan had expired prior to the fourth quarter of 2008, the Board of Trustees did not make any long-term incentive awards at that time. On April 23, 2009, the Company’s shareholders approved the Company’s 2009 Equity Incentive Plan. As a result, on April 28, 2009, the Board of Trustees approved long-term equity incentive awards to Michael D. Barnello, the Company’s President, and Hans S. Weger, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Each of the awards was made on substantially the same terms as contained in the form of time-based restricted share award agreement and form of performance-based restricted share award agreement, as applicable, previously filed with the SEC as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007. The terms of the awards are described in more detail below.

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An award of 38,226 time-based restricted shares to Mr. Barnello and 32,118 time-based restricted shares to Mr. Weger. Each award vests approximately one-third of the awarded amount on January 1, 2010, 2011 and 2012. All of the award shares are issued and outstanding as of the grant date (April 28, 2009), and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares from the date of grant.

•	A performance-based award to Mr. Barnello in a target amount of 38,226 shares; and to Mr. Weger in a target amount of 32,118 shares.

•

The actual amount of the award will be determined on January 1, 2012 and will depend on the “total return” of the Company’s common shares over a three-year period beginning with the closing price of the Company’s common shares on December 31, 2008, and ending with the closing price of the Company’s common shares on December 31, 2011. Each officer may actually receive as few as zero shares and as many as twice the target shares.

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Forty percent of the award will be based on the Company’s “total return” (as defined below) compared to the total return of the companies in the NAREIT Equity Index. Forty percent of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group of the Company and included in the NAREIT Equity Index. The final twenty percent of the award will be based on the amount of the Company’s total return compared to a Board-established total return goal.

•

“Total return” is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested.

•

After the actual amount of the award is determined (or earned) on January 1, 2012, the earned shares will be issued and outstanding but a portion will be subject to further vesting. Approximately one-third of the earned amount will vest immediately on January 1, 2012, and the remaining two-thirds will vest in equal amounts on January 1, 2013, and January 1, 2014.

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Dividends will be deemed to have accrued on all of the earned shares, including those shares subject to further vesting, from December 31, 2008, until the determination date, January 1, 2012. Such accrued dividends will be paid to the awardee on or about January 1, 2012. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares, including those shares subject to further vesting.

Compensatory Grants to Non-Executive Employees

Also on April 28, 2009, the Board of Trustees approved awards to non-executive employees of the Company pursuant to the 2009 Equity Incentive Plan totaling 92,368 restricted shares. The awards vest on January 1, 2010, 2011, 2012 and July 1, 2012. The non-executive employee share awards, at the time of grant, had a market value of approximately $1.1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

By:	/s/ Hans S. Weger
Hans S. Weger
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Dated: May 4, 2009

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